Exhibit 2.1
AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE
     THIS AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE (this “Agreement”), is made and entered into as of May 16, 2006, by and between THE SCOTTISH BANK, a banking corporation organized under the laws of the State of North Carolina and having its principal place of business in the City of Charlotte, Mecklenburg County, North Carolina (the “Bank”), and TSB FINANCIAL CORPORATION, a North Carolina corporation (the “Holding Company”).
W I T N E S S E T H
     WHEREAS, the Boards of Directors of the Bank and the Holding Company believe that it is in the best interests of their respective stockholders to enter into a holding company structure pursuant to which the stockholders of the Bank (collectively, the “Stockholders” and individually, a “Stockholder”) would receive shares of the common stock of the Holding Company in exchange for their shares of Bank common stock; and
     WHEREAS, the parties intend that the share exchange shall qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, the Bank and the Holding Company hereby mutually agree to an exchange of shares on the terms and conditions and in the manner and on the basis hereinafter provided:
     1. The Exchange.
          (a) The name of the corporation whose shares will be acquired is “The Scottish Bank.” The name of the acquiring corporation is “TSB Financial Corporation.”
          (b) At the Effective Time (as defined in Section 2 below), upon the terms and subject to the conditions set forth in this Agreement, in accordance with the relevant provisions of the North Carolina Business Corporation Act, as amended (the “NCBCA”), and without any action on the part of the Bank, the Holding Company or the holders of any of the following securities, each issued and outstanding share of the common stock, par value $3.50 per share, of the Bank (“Bank Stock”), other than Dissenting Shares (as defined in Section 3) shall be exchanged (the “Share Exchange”) for one (1) share (the “Exchange Consideration”) of the common stock, par value $0.01, of the Holding Company (“Holding Company Stock”). At the Effective Time, each share of Bank Stock shall automatically be exchanged for the Exchange Consideration, and each holder of a certificate representing shares of Bank Stock shall cease to have any rights with respect thereto, except the right to receive the Exchange Consideration or, with respect to the holders of Dissenting Shares, rights provided in Article 13 of the NCBCA.
          (c) At the Effective Time, all shares of Holding Company Stock outstanding immediately prior to the Effective Time shall be redeemed from the holder thereof for the sum of $0.01 per share.
          (d) The Share Exchange shall have the effects specified in the NCBCA.

     2. Effective Time. As soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Section 8, the Share Exchange shall be consummated by filing with the Secretary of State of the State of North Carolina articles of share exchange or other appropriate documents (in any case, the “Articles of Share Exchange”) in accordance with the NCBCA. The Share Exchange shall become effective at such time as the Articles of Share Exchange are duly filed, or at such later time as the Holding Company shall specify in the Articles of Share Exchange (the time the Share Exchange becomes effective being the “Effective Time”).
     3. Rights of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Bank Stock that are held by any record holder who does not vote in favor of the Share Exchange or consent thereto in writing and who gives timely written notice to the Company of intent to demand payment in accordance with Section 55-13-21 of the NCBCA, who demands payment and deposits share certificates in accordance with Section 55-13-23 of the NCBCA, and who otherwise perfects rights of dissent under Article 13 of the NCBCA (the “Dissenting Shares”) shall not be exchanged for the Exchange Consideration, but shall become the right to receive such consideration as is determined to be due in respect of such Dissenting Shares pursuant to Article 13 of the NCBCA; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his or her rights to appraisal of such Dissenting Shares, in each case under the NCBCA, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been exchanged, as of the Effective Time, for the Exchange Consideration. Any such payments to the holders of Dissenting Shares shall be paid from funds of the Bank, and not from funds of the Holding Company. Notwithstanding anything to the contrary contained in this Section 3, if (i) the Share Exchange is rescinded or abandoned or (ii) if the Stockholders revoke the authority to effect the Share Exchange, then the right of any Stockholder to be paid the fair value of such Stockholder’s Dissenting Shares shall cease.
     4. Exchange of Certificates.
          (a) The Holding Company shall appoint First-Citizens Bank & Trust Company to act as exchange agent (the “Exchange Agent”) for the Share Exchange. As of the Effective Time, the Holding Company shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders (prior to the Effective Time) of certificates evidencing shares of Bank Stock (“Bank Stock Certificates”), certificates representing the shares of the Holding Company Stock (“Holding Company Certificates”) issuable pursuant to Section 1 in exchange for such shares of Bank Stock (such Holding Company Certificates, the “Exchange Fund”).
          (b) Promptly after the Effective Time, the Holding Company shall cause the Exchange Agent to mail to each person who was a record holder, as of the Effective Time, of a Bank Stock Certificate, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Bank Stock Certificates shall pass, only upon proper delivery of the Bank Stock Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Bank Stock Certificates in exchange for the Exchange Consideration. Upon surrender to the Exchange Agent of a Bank Stock Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Exchange Agent, the holder of such Bank Stock Certificate shall be entitled to receive in exchange therefor a Holding Company Certificate representing the Exchange Consideration that such holder has the right to receive in respect of the Bank Stock Certificate surrendered pursuant to Section 1, and the surrendered certificate shall be delivered to the Holding Company. If delivery of a Holding Company Certificate is to be made to a person other than the person in whose name the Bank Stock Certificate surrendered is registered, it shall be a condition of the exchange and delivery that the Bank Stock Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such delivery pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of the Bank Stock Certificate surrendered or establish to the satisfaction of the Holding Company that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 4, each Bank Stock Certificate (other than Bank Stock Certificates representing Dissenting Shares) shall represent for all purposes only the exchange rights established pursuant to this Agreement.
          (c) At any time more than one year after the Effective Time, the Holding Company shall be entitled to require the Exchange Agent to deliver to it the Holding Company Certificates that had been made available to the Exchange Agent and not exchanged for Bank Stock Certificates. Thereafter, holders of shares of Bank Stock shall look only to the Holding Company (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Exchange Consideration that may be payable upon due surrender of the Bank Stock Certificates held by them. If any Bank Stock Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such time on which any Exchange Consideration would otherwise escheat or become the property of any governmental unit or agency), the Exchange Consideration in respect of such Bank Stock Certificates shall, to the extent permitted by applicable law, become the property of the Holding Company, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Bank, the Holding Company or the Exchange Agent shall be liable to any holder of a share of Bank Stock for any Exchange Consideration delivered in respect of such share of Bank Stock to a public official pursuant to any abandoned property, escheat or other similar law.
          (d) The Holding Company may in its discretion elect not to treat any unsurrendered shares of Bank Stock as shares of Holding Company Stock for purposes of the payment of dividends or other distributions. If the Holding Company in its discretion so elects, then unless and until any outstanding Bank Stock Certificates shall be so surrendered, no dividends payable to the holders of Holding Company Stock shall be paid to the holder of the unsurrendered Bank Stock Certificate; provided, however, upon surrender and exchange of each outstanding Bank Stock Certificate for a Holding Company Certificate, there shall be paid to the holder thereof the amount, without interest, of all dividends and other distributions, if any, which theretofore were declared and became payable, but were not paid, with respect to said shares.
     5. Lost, Destroyed, or Stolen Certificates. Stockholders whose certificates evidencing shares of Bank Stock have been lost, destroyed or stolen shall be entitled to receive certificates evidencing shares of Holding Company Stock for which such shares of Bank Stock were exchanged pursuant to this Agreement in compliance with the provisions of the Holding Company’s bylaws.
     6. Stock Option and Other Plans. At the Effective Time, all outstanding options under the Bank’s existing stock option plans (the “Plans”) shall be converted into options to acquire the number of shares of Holding Company Stock that the holders of such options were entitled to acquire of Bank Stock immediately prior to the Share Exchange on the same terms and conditions as set forth in the Plans. The Holding Company shall file a registration statement on Form S-8 covering all shares of Holding Company Stock issuable with respect to existing stock options under the Plans no later than ten days after the Closing Date, and the Holding Company shall cause such registration statement to become effective then and remain effective for as long as such options are outstanding.
     7. Obligations of the Parties Pending the Effective Time. The Bank and the Holding Company shall, as soon as practicable take the following action:
          (a) This Agreement shall be duly submitted to the Stockholders of the Bank and the sole stockholder of the Holding Company for the purpose of considering and acting upon the Share

Exchange in the manner required by law and their respective articles of incorporation and bylaws. The Bank and the Holding Company shall use their best efforts to obtain the requisite approval of their stockholders for the Share Exchange and the transactions contemplated by this Agreement, and the Bank and the Holding Company shall, through their respective officers, execute and file with the appropriate regulatory authorities, including the Board of Governors of the Federal Reserve System and the North Carolina Banking Commission, such applications, exhibits, documents and papers as shall be necessary or appropriate to secure approval of this Agreement, the Share Exchange and the other transactions contemplated hereby, as required by applicable statutes, rules and regulations;
          (b) The Holding Company shall use its best efforts to cause the issuance of common stock of the Holding Company made pursuant to this Agreement and the Share Exchange to be qualified or exempted under the Securities Act of 1933, as amended, and the securities and blue sky laws of each state in which it deems such qualification or exemption to be required;
          (c) Until the Effective Time, neither the Bank nor the Holding Company shall dispose of its assets except in the ordinary and normal course of business.
     8. Conditions Precedent to the Share Exchange. The Share Exchange shall be subject to the satisfaction of the following conditions:
          (a) approval of this Agreement by affirmative vote of Stockholders holding a majority of the shares of Bank Stock entitled to be cast on the Share Exchange and by consent of the sole shareholder of the Holding Company as required by law;
          (b) approvals to the extent required, by the Board of Governors of the Federal Reserve System and the North Carolina Banking Commission of the Share Exchange and the transactions related thereto;
          (c) approval, to the extent required, of any other governmental or regulatory authority;
          (d) receipt of a favorable opinion with respect to the tax consequences of the proposed Share Exchange from the Bank’s counsel;
          (e) expiration of any waiting period required by any supervisory authority of the Bank or the Holding Company; and
          (f) neither the Bank nor the Holding Company shall be subject as of the Effective Time to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of the Share Exchange, nor shall there be pending an action, suit or proceeding by any governmental authority that seeks injunctive or other relief in connection with the transactions contemplated hereby.
     9. Termination. This Agreement may be terminated prior to the Effective Time for any of the following reasons by written notice by either the Bank or the Holding Company to the other upon authorization by resolution adopted by the Board of Directors of either the Bank or the Holding Company:
          (a) Any condition precedent contained in Section 8 has not been fulfilled or waived;

          (b) Any order, decree, injunction, action, suit, proceeding, or claim has been instituted, made or threatened, relating to the proposed Share Exchange, that makes consummation of the Share Exchange inadvisable in the opinion of the Board of Directors of either the Bank or the Holding Company;
          (c) The Board of Directors of the Bank determines that the holders of a sufficient number of shares of Bank Stock have dissented from the Share Exchange so that consummation of the Share Exchange is not in the best interests of the Bank; or
          (d) A determination by the Board of Directors of either the Bank or the Holding Company that consummation of the Share Exchange is inadvisable in the opinion of such Board of Directors.
     10. Amendment. This Agreement may be amended by the Bank and the Holding Company at any time before or after approval of this Agreement by the Stockholders or by the sole shareholder of the Holding Company. Any amendment to this Agreement made after approval of this Agreement by the Stockholders need not be further approved by the Stockholders other than any amendment that (i) alters or changes the amount or kind of Exchange Consideration to be received by the Stockholders or (ii) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the Stockholders. Any amendment to this Agreement shall be subject to the approvals of the Board of Governors of the Federal Reserve System and the North Carolina Banking Commission to the extent required by law.
     11. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby.
     12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     13. Effect of the Agreement. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     14. Parties in Interest. Nothing in this Agreement, express or implied, other than the right to receive the Exchange Consideration pursuant to Section 1, is intended to or shall confer upon any person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     15. Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

     IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

THE SCOTTISH BANK

By:	/s/ John B. Stedman, Jr.

Name: John B. Stedman, Jr.
Title: President and Chief Executive Officer

TSB FINANCIAL CORPORATION

By:	/s/ John B. Stedman, Jr.

Name: John B. Stedman, Jr.
Title: President and Chief Executive Officer